Exhibit 99.1

PURPLE APPOINTS TRICIA MCDERMOTT AS CHIEF LEGAL OFFICER

McDermott Brings a Successful Track Record of Leading Legal Departments and Driving Intellectual Property
Transactions at Several Multibillion Dollar Retail Brands

Lehi, Utah, September 27, 2023 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), the world leader in sleep innovation and inventor of GelFlex® Grid Technology, today announced the appointment of Tricia McDermott as its Chief Legal Officer, effective October 23, 2023.

McDermott replaces Casey McGarvey who has served as Chief Legal Officer since the company was founded. McGarvey plans to take a step back from day-to-day operations in order to spend more time with his family and will shift to serve Purple as an Advisor to the Senior Leadership Team and collaborate closely with McDermott as she onboards. In parting thanks, CEO Rob DeMartini, says “Casey has deep knowledge of this company and has expertly steered its legal strategy through our earliest stages of growth, building the legal function from the ground up. Casey recognized the value of our GelFlex® Grid technology and has protected our unique innovations as the company and our sales have grown. We appreciate his deep connection to the company’s mission and commitment to our team and its evolution.”

McDermott will report to Rob DeMartini and oversee all aspects of Purple’s legal operations, an integral part of Purple’s future growth and long-range plans. DeMartini commented, “I am so excited to welcome Tricia McDermott to our senior leadership team where she will oversee our legal team and steer our legal operations. Tricia is an experienced leader who has deep skill in aligning legal strategy to a company’s overall business goals. Her experience driving intellectual property on a global scale is a great fit for Purple’s plans for growth.”

McDermott’s successful career spans multiple companies with well-loved brands, including Perry Ellis International, Spectrum Brands and Office Depot. Most recently, McDermott has led the legal team at Shoe Show, Inc. as its Chief Legal and Risk Officer and Corporate Secretary playing a critical role in providing strategic counsel and driving excellence in compliance.

“I’m delighted to join Rob and the team at Purple as they continue to revolutionize premium sleep products. This is an exciting moment in Purple’s evolution and I look forward to promoting a collaborative culture, fostering team excellence, and finding innovative business solutions during this inflection point in Purple’s growth,” McDermott said.

McDermott earned a Bachelor of Arts and Juris Doctor from Rutgers University.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple’s GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in over 57 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200